EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Registration Statement on Form S-4 of our report, dated March 2, 2015, on our audits of the financial statements of Fona, Inc. as of December 31, 2014 and 2013, which report is included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2015.

Schumacher & Associates, Inc.

Littleton, Colorado

March 30, 2015